Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and the effectiveness of internal control over financial reporting dated March 16, 2015, appearing in the Annual Report on Form 10-K of NeoPhotonics Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

San Jose, California

March 23, 2015